UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 8, 2016 (January 4, 2016)

PEABODY ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-16463	13-4004153
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

701 Market Street, St. Louis, Missouri	63101-1826
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (314) 342-3400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 4, 2016, Peabody Energy Corporation (the "Company") issued long-term incentive awards to Glenn L. Kellow, Amy B. Schwetz, Charles Meintjes and Kemal Williamson.  The Company adopted changes to its approach to long-term executive compensation in order to conserve shares in the Company’s 2015 Long-Term Incentive Plan (the “Plan”) as a result of the share price decline. A change in award methodology to conserve shares has reduced the total value of the long-term incentive compared with prior practice.  Also in line with the stated need to preserve shares, the 2016 long-term incentive is comprised of a mix of equity awards consisting of performance-based restricted stock units and service-based cash awards.  The maximum potential payout for these awards is limited to 100%. These awards were made with the approval of both the Company's Board of Directors and Compensation Committee, and, in the case of the awards to Mr. Kellow, the independent members of the Company's Board of Directors.
In determining the number of awards granted to each named executive officer, the approach approved by the Board and the Committee for 2016 utilized an assumed price per share of the Company’s stock of $15. The actual value of the award, however, is calculated based on the closing price per share of the Company’s stock as of the January 4, 2016 grant date, or $7.75, resulting in a lower award value.
2016 Grants
I.     Performance-Based Restricted Stock Units
On the grant date, an award of performance-based restricted stock units was made to Mr. Kellow of 140,000 units, to Ms. Schwetz of 29,333 units, to Mr. Meintjes of 36,667 units and to Mr. Williamson of 33,333 units.
The Company adopted a new form of Performance-Based Restricted Unit Agreement under the Plan that will govern these awards. Under this form of agreement:

•	the units vest one-third per year over a three-year period, subject in each year to meeting the applicable performance metric;

•	shares are delivered at the end of the three-year period;

•	the units vest upon termination of service without cause or good reason within two years following a change in control, or the recipient’s death or disability;

•	non-vested units are forfeited upon termination of service; and

•	award recipients are required to give the Company a period of advance notice before terminating their employment, which notice requirement can be waived by the Company.

In order to receive the award, the recipient must execute a restrictive covenant agreement which requires the recipient to: (a) maintain the confidentiality of the Company’s confidential information, (b) not compete with the Company during the term of employment and for a period of one year thereafter, and (c) not solicit the Company’s employees or customers during the period of employment and for a period of one year thereafter.
II.     Service-Based Cash Awards
On the grant date, a service based cash award was granted to Mr. Kellow in the amount of $2,100,000, to Ms. Schwetz in the amount of $440,000, to Mr. Meintjes in the amount of $550,000, and to Mr. Williamson in the amount of $500,000.
The Company adopted new forms of Service-Based Cash Award Agreements that will govern these awards. Under these agreements:

•	the award vests in substantially equal installments over a three-year period on each anniversary of the grant date;

•	the award vests upon termination of service without cause or good reason within two years following a change in control, or the recipient’s death or disability;

•	non-vested portions of the award are forfeited upon termination of service; and

•	award recipients are required to give the Company a period of advance notice before terminating their employment, which notice requirement can be waived by the Company.

In order to receive the award, the recipient must execute the restrictive covenant agreement described above. If the recipient materially breaches the restrictive covenant agreement or the requirement to give notice before termination of employment, the Company can require the recipient to forfeit any unpaid award and repay the portion of the award previously paid.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEABODY ENERGY CORPORATION

January 8, 2016	By:	/s/ A. Verona Dorch
Name: A. Verona Dorch
Title: Executive Vice President, Chief Legal Officer, Government Affairs and Corporate Secretary